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                                EXHIBIT NO. 99.11

                         CONSENT OF INDEPENDENT AUDITORS


We consent to the reference to our firm under the captions "Financial Highlights", "Investment Advisory and Other Services" and "Financial Statements" in Post-Effective Amendment No. 9 to the Registration Statement (Form N-1A, No. 33-53532) and related Advisor Class A and Advisor Class B Prospectuses of SAFECO Tax-Exempt Bond Trust.

We also consent to the incorporation by reference therein of our report dated April 26, 1996 with respect to the financial statements of SAFECO Tax-Exempt Bond Trust as of and for the year ended March 31, 1996 included in the 1996 Annual Report filed with the Securities and Exchange Commission.



Seattle, Washington
January 27, 1997